Sino Gas third quarter and nine months of 2009 Earnings Conference Call

Mr. Yu-gang Zhang, Chief Financial Officer, Ms. Chun-ying Chai – IR officer

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Ms. Chun-ying Chai: Introduction and Safe Harbor

Good morning everyone and welcome to Sino Gas’ earnings conference call for the third quarter and nine months of 2009.  I am Chun-ying Chai, IR officer of Sino Gas International Holdings.

With us today are the company’s Chief Financial Officer, Mr. Yu-gang Zhang.

Before I turn the call over to Mr. Zhang, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Nov.13, 2009.  Sino Gas assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay will be available for 14 days. Please find the access information for replays in our press release announcing this earnings conference call. The press release can be found at our corporate website, www.sino-gas.com.

And now it’s my pleasure to turn the call over to Sino Gas’ CFO, Mr. Zhang for opening remarks.

Mr. Yugang Zhang: Opening Remarks

Thank you Ms. Chai
Good morning ladies and gentlemen and welcome to Sino Gas’ third quarter and nine months of 2009 earnings results conference call.

Mr. Yu-gang Zhang: Operations and Financial Results

We generate revenues from two sources: 1. connection fees for constructing connections to our natural gas distribution network, 2. sales of natural gas.

Third Quarter of 2009 Financial Results:

The total revenues for the third quarter were $6,988,621, compared to $5,440,212 for the same period of last year, an increase of 28.5%. The increase was mainly due to the significant increase in gas sales for this period. Gas sales for the three months ended Sep. 30, 2009 amounted to $3,646,312, accounted for 52% of our revenues in the quarter, up 78.8%, from sales of $2,039,198 in the same period of last year. Connection fees for the three months ended Sep.30, 2009 amounted to $3,342,309, accounted for 48% of our revenues, a slightly decrease of 1.7% from $3,401,014 in the third quarter of 2008.

We connected 7,239 new households in the third quarter of 2009, compared to 6,857 new households connected in the third quarter of 2008.

Gross profit for the three months ended Sep. 30, 2009 increased 8.9%, to $2.48 million from $2.28 million in the third quarter of 2008. Gross margin in the third quarter of 2009 was 35.54%, compared to 41.91% in the third quarter of 2008.

Our selling and marketing expenses in the three months ended Sep. 30, 2009 were $0.29 million, approximately 4.13% of our net revenues, compared with $0.23 million or 4.17 % of our net revenues in the same period of 2008.

General and administrative expenses were $0.66 million in third quarter of 2009, approximately 9.39% of our net revenues, compared with $0.65 million or 11.95 % of our net revenues in the third quarter of 2008.

Net income after tax for the third quarter of 2009 was $1.21 million, up 15.8% from $1.04 million in the third quarter of 2008. The improvement is mainly due to the increase of gross profit and reduction of income tax expense.

The Nine Month of 2009 Results

Total revenues for the nine months ended Sep.30, 2009 were $19,357,933, compared to $14,903,850 for the same period in 2008, representing an increase of 29.9%. The increase was due to both the increase of natural gas and the increase of connection fees revenue, especially the Gas Sales.

Gas sales amounted to $11,863,448, accounted for 61% of our revenues during the period, up 38.1% from $8,593,097 in the same period of 2008. Such increase was primarily attributable to the fact that our invested projects maintain steady development, and more and more users are added into our gas distribution network. Given long term 25-30 years of concession right our operations have in different cities in China, we foresee gas sales will continue to grow in the years to come.

Revenue from connection fees was $7,494,485, accounted for 39% of our revenues during the period, up 18.8% from $6,310,753 in the same period of 2008. The increase results from the higher connection per unit we charged to the customer. In the nine months of 2009, we developed certain residential projects with higher connection fees per unit, compared with the same period of 2008.  A total of 17,452 new households were connected in the nine months of 2009, slightly lower than 18,543 new households connected during the same period of 2008.

Gross profit in the nine months slightly increased 1.34%, to $5.28 million from $5.21 million in 2008. Gross margin in the nine months of 2009 was 27.29%, compared to 34.98% in the same period of 2008. The proportion of gas sales, lower margin business in our operation, to the total sales is higher compared with the same period of last year. This contributes to the declining of gross margin.  Increase of rental expenses on gas delivery trucks and higher cost of fuel, higher cost of raw materials, parts, and installation and maintenance fees also contributes to the decrease of gross margin.

Our sale and marketing expenses in the nine months of 2009 were $0.71 million and approximately 3.66% of our net sales, compared with $0.59 million and about 3.99% of net sales in the same period of 2008.

General and administrative expenses were $1.9 million for the nine months ended Sep. 30, 2009, approximately 9.83% of our net revenues compared with $2.65 million or 17.76 % of our net sales in the same period of 2008. Other expenses were $116 thousand, $479 thousand lower than last year.

The decrease of SG&A and other expenses was largely due to the elimination of non-recurring expenses incurred in first half of 2008, including the fees of legal counsel for registration and fees of financial consultant, the escrow account expenses , costs for Sarbanes-Oxley compliance consultation, and the penalties of late registration and late registration statement effectiveness.

Income tax was $0.58 million for the nine months ended Sep.30, 2009, compared to $0.72 million in 2008.

Net income in the nine months ended Sep.30, 2009 improved 201.12% year-over-year to $1.98 million, from $0.66 million in the same period in 2008. This improvement was due to increase of gross profit, the decrease of SG&A and other expenses, reduction of income tax expense for the nine months ended September 30, 2009 as compared to the same period of 2008.

Balance Sheet and Cash Flow
As of Sep. 30, 2009, the Company had $1.91 million in cash and cash equivalents, Stockholder' equity on Sep. 30, 2009 was $59.87 million, The Company generated $8.21 million in cash from operating activities for the nine months ended Sep. 30, 2009, compared to negative ($960) for the nine months ended Sep. 30, 2008. Cash from investing activities was $9.37 million in the nine months ended Sep. 30, 2009, up from $9.28 million for the nine months ended Sep.30, 2008. There were no financing activities during the nine months ended Sep. 30, 2009, resulting in a decrease of $1.24 million from that during the same period of 2008.

The company has $2.19 million in short-term bank loans as of Sep. 30, 2009.

Outlook

Going forward, Sino Gas will continue to focus on the existing projects, explore their potentials, increase the penetration rate, improve our gas distribution networks, and enhance operating efficiency and cost structure.

In the past several years, Sino Gas has strategically and geographically positioned itself in China. The company has heavily invested and built a good foundation and networks to get to the next level. The company currently operates on 35 gas distribution networks in different parts of China, including 29 with concession rights. We will continue to target good opportunities to expand into small and medium size cities, and increase our market share as capital becomes available.

As of today, Sino Gas has only developed small portion of the market we cover.  We are optimistic about our future growth.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)

Ms. Chai:

On behalf of the entire Sino Gas management team, we want to thank you for your interest and participation on this call.  If you have any interest in visiting Sino Gas, please let us know.  Please visit the Company website at www.sino-gas.com. Again, thanks for joining us on this call.  This concludes Sino Gas’s third quarter and nine months of 2009 Earnings Conference Call.